   As filed with the Securities and Exchange Commission on June 17, 1999

                                                 Registration No. 333-79813
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                                 AMENDMENT

                                   NO. 1
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                --------------

                                 PROLOGIS TRUST
             (Exact name of registrant as specified in its charter)

                                --------------

                Maryland                               74-2604728
        (State of organization)           (I.R.S. Employer Identification No.)

                 14100 East 35th Place, Aurora, Colorado 80011
                                 (303) 375-9292
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                          Edward S. Nekritz, Secretary
                                 ProLogis Trust
                             14100 East 35th Place
                             Aurora, Colorado 80011
                                 (303) 375-9292
 (Name, address, including zip code, and telephone number, including area code, of agent for service):

                                   Copies to:
                                Michael T. Blair
                              Mayer, Brown & Platt
                            190 South LaSalle Street
                            Chicago, Illinois 60603

                              (312) 782-0600

                                --------------

   Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the Registration Statement becomes effective.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION DATED JUNE 17, 1999

PROSPECTUS

                                PROLOGIS TRUST

                                 $500,000,000*

                                Debt Securities

                               Preferred Shares

                                 Common Shares

                                ---------------

   ProLogis will provide specific terms of these securities in supplements to this prospectus. You should carefully read this prospectus and any supplement before you invest.

   * Pursuant to Rule 429 under the Securities Act of 1933, this prospectus also relates to an additional $108,029,182 of the debt securities, preferred shares and common shares, which were registered under a previous registration statement.

                                ---------------

These securities have not been approved or disapproved by the securities and exchange commission or any state Securities Commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                ---------------

              The date of this Prospectus is June 17, 1999.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
WHERE YOU CAN FIND MORE INFORMATION.......................................   1
INCORPORATION BY REFERENCE................................................   1
FORWARD-LOOKING STATEMENTS................................................   2
PROLOGIS TRUST............................................................   3
RISK FACTORS..............................................................   4
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE
 DISTRIBUTIONS............................................................   8
USE OF PROCEEDS...........................................................   8
DESCRIPTION OF DEBT SECURITIES............................................   8
DESCRIPTION OF PREFERRED SHARES...........................................  21
DESCRIPTION OF COMMON SHARES..............................................  27
FEDERAL INCOME TAX CONSIDERATIONS.........................................  30
PLAN OF DISTRIBUTION......................................................  39
EXPERTS...................................................................  40
LEGAL MATTERS.............................................................  40

                      WHERE YOU CAN FIND MORE INFORMATION

   ProLogis is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549;
Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. Such material can also be obtained from the Securities and Exchange Commission's worldwide web site at http://www.sec.gov. ProLogis' outstanding common shares, Series A cumulative redeemable preferred shares of beneficial interest, Series B cumulative convertible redeemable preferred shares of beneficial interest, Series D cumulative redeemable preferred shares of beneficial interest and Series E cumulative redeemable preferred shares of beneficial interest, are listed on the New York Stock Exchange under the symbols "PLD", "PLD-PRA", "PLD-PRB", "PLD-PRD" and "PLD-PRE", respectively, and all such reports, proxy statements and other information filed by ProLogis with the New York Stock Exchange may be inspected at the New York Stock Exchange's offices at 20 Broad Street, New York, New York 10005.

   This prospectus constitutes part of a registration statement on Form S-3 filed by ProLogis with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the registration statement.

                           INCORPORATION BY REFERENCE

   There are incorporated by reference in this prospectus the following documents previously filed by ProLogis with the Securities and Exchange Commission.

     (a) ProLogis' Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and amended by Form 10-K/A filed April 30, 1999;

     (b) ProLogis' Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999;

     (c) ProLogis' Current Reports on Form 8-K filed March 24, 1999, March 31, 1999, April 13, 1999, April 15, 1999, and April 16, 1999, and Form 8-
  K/A filed April 22, 1999;

     (d) The description of the common shares contained in ProLogis' registration statement on Form 8-A, as amended; and

     (e) The description of ProLogis' preferred share purchase rights contained in ProLogis' registration statement on Form 8-A, as amended.

The Securities and Exchange Commission has assigned file number 1-12846 to reports and other information that ProLogis files with the Securities and Exchange Commission.

   All documents subsequently filed by ProLogis pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 prior to the termination of the offering of the offered securities, shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   ProLogis will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to Secretary, ProLogis Trust, 14100 East 35th Place, Aurora, Colorado 80011, telephone number: (303) 375-9292.

                           FORWARD-LOOKING STATEMENTS

   The following statements are or may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934:

     (1) statements, including possible or assumed future results of operations of ProLogis including any forecasts, projections and descriptions of anticipated cost savings or other synergies referred to in such statements, and any such statements incorporated by reference from documents filed with the Securities and Exchange Commission by ProLogis, including any statements contained in such documents or this prospectus regarding the development or possible or assumed future results of operations of ProLogis' businesses, the markets for ProLogis' services and products, anticipated capital expenditures or competition;

     (2) any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends" or similar expressions; and

     (3) other statements contained or incorporated by reference in this prospectus regarding matters that are not historical facts.

   Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. ProLogis shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made.

   Among the factors that could cause actual results to differ materially are: general economic conditions, competition and the supply of and demand for industrial distribution facilities in the combined company's markets, interest rate levels, the availability of financing, potential environmental liability and other risks associated with the ownership, development and acquisition of industrial distribution facilities, including risks that tenants will not take or remain in occupancy or pay rent, or that construction or operating costs may be greater than anticipated, inflationary trends, and other risks detailed from time to time in the reports filed with the Securities and Exchange Commission by ProLogis.

   Except for their ongoing obligations to disclose material information as required by the federal securities laws, ProLogis does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this prospectus or to reflect the occurrence of unanticipated events.

                                 PROLOGIS TRUST

   ProLogis is a real estate investment trust organized under Maryland law and has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended. ProLogis deploys capital in markets that ProLogis believes have excellent long-term growth prospects and in markets where ProLogis believes it can achieve a strong position through the acquisition and development of flexible facilities designed for both warehousing and light manufacturing uses. ProLogis is an international company focused exclusively on meeting the distribution space needs of international, national, regional and local industrial real estate users through the ProLogis Operating System(TM) and believes it has distinguished itself from its competition by being the only entity that combines all of the following:

     (1) An international operating platform dedicated to providing distribution facilities to a targeted customer base of the 1,000 largest users of distribution facilities worldwide, 422 of which are currently ProLogis customers;

     (2) An organizational structure and service delivery system built around the customer--ProLogis believes its service approach is unique to the real estate industry as it combines international scope and expertise with strong local presence in each of its target markets; and

     (3) A disciplined investment strategy based on proprietary research that identifies high growth markets with sustainable demand for ProLogis' distribution facilities.

   As of March 31, 1999, ProLogis' real estate assets, including assets held by unconsolidated subsidiaries and joint ventures, consisted of approximately
146.4 million square feet of operating distribution facilities and approximately 16.8 million square feet of refrigerated distribution facilities. In addition, ProLogis had 5.4 million square feet of distribution facilities under development at a total expected investment of $269.3 million. ProLogis has facilities in 94 North American and European Markets. Also, ProLogis owned or controlled approximately 5,200 acres of land for future development of approximately 90.9 million square feet of distribution facilities.

   ProLogis' objective is to increase shareholder value by achieving long-term sustainable growth in cash flow. To accomplish this objective ProLogis has developed a business strategy that combines an operational plan, an investment plan and a financing plan to achieve its overall objective.

   ProLogis was originally formed in June 1991 to take advantage of two strategic opportunities identified as a result of extensive market research:

  . the opportunity to build a distribution and light manufacturing asset base at costs significantly below replacement cost and a land inventory at attractive prices; and

  . the opportunity to create, for the first time, a national operating company which would differentiate itself from its competition through its ability to meet a corporate customer's distribution facility requirements on a national, regional and local basis.

   In 1997, ProLogis began expanding its operations into Mexico and Europe to meet the needs of its targeted national and international customers as they expanded and reconfigured their distribution facility requirements globally. Consistent with ProLogis' objective of expanding its services platform for its targeted customer base, in 1997 and 1998 ProLogis further expanded to serve the refrigerated logistics needs of its customers by acquiring an international refrigerated distribution network. Today, ProLogis' business is organized into the following segments:

  . acquisition and development of industrial distribution facilities for long-term ownership and leasing in the United States, Europe, a portion of which is owned through an unconsolidated subsidiary, and Mexico;

  . operation of refrigerated distribution facilities through unconsolidated subsidiaries, one operating in the United States and Canada and one operating in nine countries in Europe; and

  . development of distribution facilities for future sale or on a fee basis in the United States and Mexico and in the United Kingdom through an unconsolidated subsidiary.

   This global network of distribution facilities has ProLogis well positioned to become the global leader in this rapidly consolidating industry.

                                  RISK FACTORS

Significant influence of ProLogis' principal shareholder may impact ProLogis' management and operations

   ProLogis and Security Capital Group Incorporated are parties to a Third Amended and Restated Investor Agreement, dated as of September 9, 1997. Pursuant to the investor agreement, Security Capital has the right, so long as it owns between 10% and 25% of the common shares, to nominate one person to the board of trustees. So long as Security Capital owns 25% or more of the common shares, Security Capital will be entitled to nominate a proportionate number of persons to the board of trustees subject to a maximum of three nominees if the size of the board of trustees does not increase above the current size of ten trustees. Under the investor agreement, so long as it owns at least 25% of the common shares, Security Capital also has the right of prior approval with respect to the following matters:

     (1) the issuance of equity securities or securities convertible into equity securities, other than issuances in connection with option, dividend reinvestment and similar plans, for less than the fair market value of such securities;

     (2) the issuance of any preferred shares which would result in the fixed charge coverage ratio being less than 1.4 to 1.0;

     (3) adopting any employee benefit plans under which common shares may be issued;

     (4) the compensation of senior officers of ProLogis; and

     (5) the incurrence of additional indebtedness which would result in the interest expense coverage ratio being less than 2.0 to 1.0.

   In addition, ProLogis is required to consult with Security Capital's nominees to the board of trustees prior to taking any action with respect to the following:

     (1) finalization of the annual budget and substantial deviations therefrom;

     (2) the acquisition or sale of assets in a single transaction or group of related transactions where the price exceeds $25 million;

     (3) any contract for investment, property management or leasing services; and

     (4) any service contract providing for payments in excess of $1.0 million.

   ProLogis has no obligation to follow the advice of Security Capital with respect to these matters.

ProLogis is exposed to the general economic conditions of the markets in which it owns property

   ProLogis' operating performance depends on the economic conditions of markets in which its facilities are concentrated. ProLogis' operating performance could be adversely affected if conditions, such as an oversupply of space or a reduction in demand for industrial distribution facilities, in ProLogis' larger markets become less favorable relative to other geographic areas. Any material oversupply of space or material reduction of demand for space could adversely effect ProLogis' operating income and the value of ProLogis shares.

ProLogis' investments are subject to risks particular to real estate

 Value of real estate dependent on numerous factors

   Real property investments are subject to varying degrees of risk. Real estate values are affected by a number of factors, including:

     (1) changes in the general economic climate;

     (2) local conditions, such as an oversupply of space or a reduction in demand for real estate in an area;

     (3) the quality and philosophy of management;

     (4) competition from other available space;

     (5) the ability of the owner to provide adequate maintenance and insurance;

     (6) the ability of the owner to control variable operating costs;

     (7) governmental regulations;

     (8) interest rate levels;

     (9) the availability of financing; and

     (10) potential liability under, and changes in, environmental, zoning, and other laws.

 Restrictions on, and risks of, unsuccessful development activities

   ProLogis intends to continue to pursue development activities as opportunities arise. Such development activities generally require various government and other approvals. ProLogis may not receive such approvals.

   ProLogis will be subject to risks associated with any such development activities. These risks include:

     (1) the risk that development opportunities explored by ProLogis may be abandoned;

     (2) the risk that construction costs of a project may exceed original estimates, possibly making the project less profitable than originally estimated;

     (3) limited cash flow during the construction period; and

     (4) the risk that occupancy rates and rents of a completed project will not be sufficient to make the project profitable.

   In case of an unsuccessful development project, ProLogis' loss could exceed its investment in the project.

 Tenant default

   ProLogis' income and distributable cash flow would be adversely affected if a significant number of ProLogis' tenants is unable to meet their obligations to ProLogis, or if ProLogis is unable to lease, on economically favorable terms, a significant amount of space in its industrial distribution facilities. In the event of default by a significant number of tenants, ProLogis may experience delays and incur substantial costs in enforcing its rights as landlords.

 Illiquidity of real estate investments

   Equity real estate investments are relatively illiquid and therefore may tend to limit the ability of ProLogis to react promptly to changes in economic or other conditions. In addition, significant expenditures associated with equity real estate investments, such as mortgage payments, real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investments. Like other companies qualifying as real estate investment trusts under the Internal Revenue Code of 1986, ProLogis must comply with the safe harbor rules, relating to the number of properties sold in a year, their tax bases and the cost of improvements made to the properties, or meet other tests which enable a real estate investment trust to avoid punitive taxation on the sale of assets. Thus, ProLogis' ability to sell assets at any time to change its asset base may be restricted.

Share prices may be affected by market interest rates

   The annual distribution rate on the ProLogis common shares as a percentage of its market price may influence the trading price of such common shares. An increase in market interest rates may lead investors to demand a higher annual distribution rate, which could adversely affect the market price of such common shares. A decrease in the market price of the ProLogis common shares could reduce ProLogis' ability to raise additional equity capital in the public markets.

Uninsured losses may adversely affect ProLogis

   Some types of losses, such as from acts of war, may be uninsurable, or the cost of insuring against such losses may not be economically justifiable. If an uninsured loss occurs, ProLogis could lose both the invested capital in and anticipated revenues from the affected facility, but would still be obligated to repay any recourse mortgage indebtedness on the facility.

Potential environmental liability

   Under various federal, state and local laws, ordinances and regulations, a current or previous owner, developer or operator of real estate may be liable for the costs of removal or remediation of hazardous or toxic substances at, on, under or in its property. The costs of removal or remediation of such substances could be substantial. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release or presence of such hazardous substances. The presence of such substances on ProLogis' properties may adversely affect its ability to sell such properties or to borrow using such properties as collateral and may also have an adverse affect on ProLogis' ability to pay distributions to its shareholders.

Debt financing, increases in interest rates, financial covenants and absence of limitations on debt may result in decreased distribution to shareholders

 Debt financing

   ProLogis is subject to risks normally associated with debt financing, including the risk that ProLogis' cash flow will be insufficient to meet required payments or principal and interest and the risk that ProLogis will not be able to refinance existing indebtedness or that the terms of such refinancings will not be as favorable as terms of the existing indebtedness. There can be no assurance that ProLogis will be able to refinance any indebtedness or otherwise obtain funds by selling assets or raising equity to make required payments on maturing indebtedness.

 Requirements of credit facilities; foreclosures

   The terms of ProLogis' indebtedness require ProLogis to comply with a number of customary financial and other covenants, such as maintaining debt service coverage and leverage ratios, maintaining insurance coverage, etc. These covenants may limit ProLogis' flexibility in its operations, and breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness even if ProLogis has satisfied its payment obligations. If ProLogis is unable to refinance its indebtedness at maturity or meet its payment obligations, the amount of cash available for distribution may be adversely affected.

 No limitations on debt

   ProLogis currently has a policy if incurring debt only, if upon such incurrence, ProLogis' debt-to-book capitalization ratio, as adjusted, would equal 50% or less. The ProLogis board of trustees could alter or eliminate this policy without shareholder approval and would do so if, for example, it were necessary in order for ProLogis to continue to qualify as a real estate investment trust under the Internal Revenue Code of 1986. If this policy were changed, ProLogis could become more highly leveraged, resulting in an increase in debt service that could adversely affect the cash available for distribution to shareholders.

Failure to qualify as a real estate investment trust could adversely affect shareholders

   ProLogis has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986 commencing with its taxable year ended December 31, 1993. To maintain real estate investment trust status, ProLogis must meet a number of highly technical requirements on a continuing basis. Those requirements seek to ensure, among other things, that the gross income and investments of a real estate investment trust are largely real estate related, that a real estate investment trust distributes substantially all its ordinary taxable income to shareholders on a current basis and that the real estate investment trust's ownership is not overly concentrated. Due to the complex nature of these rules, the limited available guidance concerning interpretation of the rules, the importance of ongoing factual determinations and the possibility of adverse changes in the law, administrative interpretations of the law and developments at ProLogis, no assurance can be given that ProLogis will qualify as a real estate investment trust for any particular year.

   If ProLogis fails to qualify as a real estate investment trust, it will be taxed as a regular corporation, and distributions to shareholders will not be deductible in computing ProLogis' taxable income. The resulting corporate tax liabilities could materially reduce the funds available for distribution to ProLogis' shareholders or for reinvestment. In the absence of real estate investment trust status, distributions to shareholders would no longer be required. Moreover, ProLogis might not be able to elect to be treated as a real estate investment trust for the four taxable years after the year during which ProLogis ceased to qualify as a real estate investment trust. In addition, if ProLogis later requalified as a real estate investment trust, it might be required to pay a full corporate-level tax on any unrealized gain in its assets as of the date of requalification and to make distributions to shareholders equal to any earnings accumulated during the period of non-real estate investment trust status.

Potential adverse effect of real estate investment trust distribution requirements

   To maintain its qualification as a real estate investment trust under the Internal Revenue Code of 1986, ProLogis must annually distribute to ProLogis' shareholders at least 95% of its ordinary taxable income, excluding net capital gains. This requirement limits ProLogis' ability to accumulate capital. ProLogis may not have sufficient cash or other liquid assets to meet the distribution requirements. Difficulties in meeting the distribution requirements might arise due to competing demands for ProLogis' funds or to timing differences between tax reporting and cash receipts and disbursements, because income may have to be reported before cash is received, because expenses may have to be paid before a deduction is allowed or because deductions may be disallowed or limited. In those situations, ProLogis might be required to borrow funds or sell facilities on adverse terms in order to meet the distribution requirements. If ProLogis fails to make a required distribution, it would cease to be a real estate investment trust.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED SHARE DISTRIBUTIONS

   For the purpose of computing these ratios, "earnings" consist of earnings from operations plus fixed charges other than capitalized interest and "fixed charges" consist of interest on borrowed funds, including capitalized interest and amortization of debt discount and expense.

                                        Three Months
                                            Ended
                                          March 31,     Years Ended December 31,
                                        --------------  ------------------------
                                         1999    1998   1998 1997 1996 1995 1994
                                        ------  ------  ---- ---- ---- ---- ----
Ratio of earnings to combined fixed
 charges and preferred share dividends
 (a)...................................    1.0     1.7  1.3  (b)  1.5  1.7  3.3

--------
(a) ProLogis had no preferred shares in any of the periods presented prior to 1995.
(b) Earnings were insufficient to cover combined fixed charges and preferred share dividends for the year ended December 31, 1997 by $21.3 million due to a one-time, non-recurring charge of $75.4 million relating to the costs incurred in acquiring the real estate investment trust management and property management companies from Security Capital.

                                USE OF PROCEEDS

   Unless otherwise described in the applicable prospectus supplement, the net proceeds from the sale of the offered securities will be used for the acquisition and development of additional distribution properties as suitable opportunities arise, for the repayment of any outstanding indebtedness at such time, for capital improvements to properties and for general corporate purposes.

                         DESCRIPTION OF DEBT SECURITIES

   The debt securities are to be issued under an Indenture, dated as of March 1, 1995, between ProLogis and State Street Bank and Trust Company as trustee. The Indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and is available for inspection at the corporate trust office of the trustee at 225 Franklin Street, Boston, Massachusetts 02110 or as described above under "Where You Can Find More Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939. The statements made in this section of the prospectus relating to the Indenture and the debt securities to be issued pursuant to the Indenture are summaries of some provisions of the Indenture and do not purport to be complete. The statements are subject to and are qualified in their entirety by reference to all the provisions of the Indenture and the debt securities.

General

   The debt securities will be direct, unsecured and unsubordinated obligations of ProLogis and will rank equally with all other unsecured and unsubordinated indebtedness of ProLogis from time to time outstanding. The Indenture provides that the debt securities may be issued without limit as to aggregate principal amount, in one or more series. Each series may be as established from time to time in or pursuant to authority granted by a resolution of the board of trustees of ProLogis or as established in one or more indentures supplemental to the Indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened for issuances of additional debt securities of such series without the consent of the holders of the debt securities of such series.

   Reference is made to the prospectus supplement relating to the series of debt securities being offered for the specific terms of the securities, including:

     (1) the title of such series of debt securities;

     (2) the aggregate principal amount of such series of debt securities and any limit on such principal amount;

     (3) the percentage of the principal amount at which the debt securities of such series will be issued and, if other than the full principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the securities, or the method by which any such portion shall be determined;

     (4) the date or dates, or the method by which such date or dates will be determined, on which the principal of the debt securities of such series will be payable and the amount of principal payable thereon;

     (5) the rate or rates, which may be fixed or variable, or the method by which such rate or rates shall be determined, at which the debt securities of such series will bear interest, if any;

     (6) the date or dates, or the method by which such date or dates will be determined, from which any such interest will accrue, the interest payment dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which such dates shall be determined, the person to whom, and the manner in which, such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year comprised of twelve 30-day months;

     (7) the place or places where the principal of, and premium or make-whole amount, if any, and interest and additional amounts, if any, on the debt securities of such series will be payable, where such debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon ProLogis in respect of such debt securities and the Indenture may be served;

     (8) the period or periods within which, the price or prices, including the premium or make-whole amount, if any, at which, the currency or currencies in which, and the other terms and conditions upon which the debt securities of such series may be redeemed, as a whole or in part, at the option of ProLogis, if ProLogis is to have such an option;

     (9) the obligation, if any, of ProLogis to redeem, repay or purchase the debt securities of such series pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which, the date or dates upon which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and the other terms and conditions upon which such debt securities shall be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

     (10) if other than United States dollars, the currency or currencies in which the debt securities of such series are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating to the currency;

     (11) whether the amount of payments of principal, and premium or make-whole amount, if any, or interest, if any, on the debt securities of such series may be determined with reference to an index, formula or other method, which index, formula or method may be, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies, and the manner in which such amounts shall be determined;

     (12) whether the principal, and premium or make-whole amount, if any, or interest or additional amounts, if any, on the debt securities of such series are to be payable, at the election of ProLogis or a holder, in a currency or currencies, currency unit or units or composite currency or currencies, other than that in which such debt securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which such debt securities are denominated or stated to be payable and the currency or currencies in which such debt securities are to be so payable;

     (13) any deletions from, modifications of or additions to the terms of such series of debt securities with respect to the events of default or covenants set forth in the Indenture;

     (14) whether the debt securities of such series will be issued in certificated or book-entry form;

     (15) whether the debt securities of such series will be in registered or bearer form and, if in registered form, the denominations of the debt securities if other than $1,000 and any integral multiple of the securities and, if in bearer form, the denominations of the securities if other than $5,000 and the terms and conditions relating to the securities;

     (16) the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the Indenture to such series of debt securities and any additions to or replacements of the provisions;

     (17) if the debt securities of such series are to be issued upon the exercise of debt warrants, the time, manner and place for such debt securities to be authenticated and delivered;

     (18) whether and under what circumstances ProLogis will pay additional amounts as contemplated in the Indenture on the debt securities of such series in respect of any tax, assessment or governmental charge and, if so, whether ProLogis will have the option to redeem such debt securities rather than pay such additional amounts; and

     (19) any other terms of such series of debt securities not inconsistent with the provisions of the Indenture.

   The debt securities may be original issue discount securities, which provide for less than the entire principal amount of the securities to be payable upon declaration of acceleration of the maturity of the securities or bear no interest or bear interest at a rate which at the time of issuance is below market rates. Special United States federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

   Except as set forth below under "--Covenants--Limitations on incurrence of debt," the Indenture does not contain any other provisions that would limit the ability of ProLogis to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving ProLogis or in the event of a change of control. However, ProLogis' Declaration of Trust restricts beneficial ownership of ProLogis' outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares, with exceptions, including an exception in the case of Security Capital. See "Description of Common Shares--Restriction on size of holdings." Additionally, the articles supplementary relating to the Series A preferred shares, Series B preferred shares, Series C preferred shares and Series D preferred shares restrict beneficial ownership of such shares by a person, or persons acting as a group, to 25% of the Series A preferred shares, the Series B preferred shares, Series C preferred shares and Series D preferred shares, respectively, with limited exceptions. The articles supplementary relating to the Series E preferred shares restrict beneficial ownership of such shares to 9.8% of the Series E preferred shares, with limited exceptions. Similarly, the articles supplementary for each other series of preferred shares will contain specific provisions restricting the ownership and transfer of the preferred shares. See "Description of Preferred Shares--Restrictions on ownership." These restrictions are designed to preserve ProLogis' status as a real estate investment trust under the Internal Revenue Code of 1986 and may act to prevent or hinder a change of control. Reference is made to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants of ProLogis that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denominations

   Unless otherwise described in the applicable prospectus supplement, the debt securities of any series issued in registered form will be issuable in denominations and integral multiples of $1,000. Unless otherwise described in the applicable prospectus supplement, the debt securities of any series issued in bearer form will be issuable in denominations of $5,000.

Principal and interest

   Unless otherwise specified in the applicable prospectus supplement, the principal of, and premium or make-whole amount, if any, and interest on any series of debt securities will be payable at the corporate trust office of State Street Bank and Trust Company, initially located at 225 Franklin Street, Boston, Massachusetts 02110; provided that, at the option of ProLogis, payment of interest may be made by check mailed to the address of the person entitled to such payment as it appears in the security register or by wire transfer of funds to such person to an account maintained within the United States.

   If any interest payment date, principal payment date or the maturity date falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such interest payment date, principal payment date or the maturity date, as the case may be. Any interest not punctually paid or duly provided for on any interest payment date with respect to any debt security, will cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name such debt security is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the trustee or may be paid at any time in any other lawful manner, all as more completely described in the Indenture. Notice of the special record date shall be given to the holder of such debt security not less than 10 days prior to the special record date.

Merger, consolidation or sale

   ProLogis may consolidate with or merge with or into another entity, or sell, lease or convey all or substantially all of its assets to another entity, provided that the following three conditions are met:

     (1) After the transaction, the continuing entity is ProLogis or a person organized and existing under the laws of the United States or one of the fifty states. If the continuing entity is an entity other than ProLogis, that entity must also assume the payment of ProLogis' obligations under the Indenture, as well as, the due and punctual performance and observance of all of the covenants contained in the Indenture.

     (2) After giving effect to the transaction and any additional indebtedness incurred by ProLogis or any of its subsidiaries as a result of the transaction, an event of default has not occurred under the Indenture. Additionally, the transaction may not cause an event which, after notice or a lapse of time, or both, would become an event of default.

     (3) The continuing entity delivers an officer's certificate and legal opinion covering (1) and (2) above.

Covenants

 Limitations on incurrence of debt.

   ProLogis will not, and will not permit any subsidiary to, incur any debt if, immediately after giving effect to the incurrence of such additional debt and the application of the proceeds of the additional debt, the aggregate principal amount of all outstanding debt of ProLogis and its subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of

     (1) ProLogis' total assets,

     (2) the purchase price of any real estate assets or mortgages receivable acquired, and

     (3) the amount of any securities offering proceeds received by ProLogis or any subsidiary since the end of the last calendar quarter, including those proceeds obtained in connection with the incurrence of the additional debt.

ProLogis' total assets will be measured at the end of the calendar quarter covered in ProLogis' annual report on Form 10-K or quarterly report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission. If such filing is not permitted under the Securities Exchange Act of 1934 ProLogis shall provide this information to the trustee, prior to the incurrence of such additional debt. To the extent that any real estate assets or mortgages had been previously included in ProLogis' total assets, or the proceeds from a securities offering were used to purchase real estate assets, their accounting will not be duplicated.

   In addition to this limitation on the incurrence of debt, ProLogis and its subsidiaries will not allow their outstanding debt that is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on property of ProLogis or any subsidiary, on a consolidated basis, to be greater than 40% of the sum of ProLogis' total assets, real estate or mortgage receivables, and proceeds from the sale of securities, determined as described above. This ratio will be measured immediately after giving effect to the incurrence of such additional debt and the application of the proceeds of the additional debt.

   In addition to these limitations on the incurrence of debt, no subsidiary may incur any unsecured debt other than intercompany debt subordinate to the debt securities; provided, however, that ProLogis or a subsidiary may acquire an entity that becomes a subsidiary that has unsecured debt if the incurrence of such debt, including any guarantees of such debt assumed by ProLogis or any subsidiary, was not intended to evade the restrictions on incurring unsecured debt and the incurrence of such debt, including any guarantees of such debt assumed by ProLogis or any subsidiary, would otherwise be permitted under the Indenture.

   ProLogis and its subsidiaries may not at any time own total unencumbered assets equal to less than 150% of the aggregate outstanding principal amount of the unsecured debt of ProLogis and its subsidiaries on a consolidated basis.

   In addition to these limitations on the incurrence of debt, ProLogis will not, and will not permit any subsidiary to, incur any debt if the ratio of consolidated income available for debt service to the annual service charge or the four consecutive fiscal quarters most recently ended prior to the date on which such additional debt is to be incurred shall have been less than 1.5, on a pro forma basis after giving effect the incurrence of such debt and to the application of the proceeds therefrom, and calculated on the assumption that:

  . such debt and any other debt incurred by ProLogis and its subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other debt, had occurred at the beginning of such period;

  . the repayment or retirement of any other debt by ProLogis and its subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period, except that, in making such computation, the amount of debt under any revolving credit facility shall be computed based upon the average daily balance of such debt during such period;

  . in the case of acquired debt or debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

  . in the case of any acquisition or disposition by ProLogis or its subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

 Existence

   Except as permitted under "--Merger, consolidation or sale," ProLogis will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights, both charter and statutory, and franchises; provided, however, that ProLogis shall not be required to preserve any right or franchise if it determines that the preservation of the right or franchise is no longer desirable in the conduct of its business and that the loss of the right or franchise is not disadvantageous in any material respect to the holders of the debt securities.

 Maintenance of properties

   ProLogis will cause all of its properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements of its properties, all as in the judgment of ProLogis may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that ProLogis and its subsidiaries shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business.

 Insurance

   ProLogis will, and will cause each of its subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies.

 Payment of taxes and other claims

   ProLogis will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of ProLogis or any subsidiary and all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of ProLogis or any subsidiary; provided, however, that ProLogis shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

 Provision of financial information

   Whether or not ProLogis is subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, ProLogis will file with the Securities and Exchange Commission, to the extent permitted under the Securities Exchange Act of 1934, the annual reports, quarterly reports and other documents which ProLogis would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) if ProLogis were so subject. ProLogis will file the documents with the Securities and Exchange Commission on or prior to the respective filing dates by which ProLogis would have been required so to file the documents if ProLogis were so subject. ProLogis will also in any event within 15 days of each required filing date transmit by mail to all holders of debt securities, as their names and addresses appear in the security register, without cost to such holders, copies of the annual reports and quarterly reports which ProLogis would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 if ProLogis were subject to Section 13 or 15(d). Additionally, ProLogis will provide the trustee with copies of the annual reports, quarterly reports and other documents which ProLogis would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 if ProLogis were subject to such sections. If filing the documents by ProLogis with the Securities and Exchange Commission is not permitted under the Securities Exchange Act of 1934, ProLogis will promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder.

Events of default, notice and waiver

   The Indenture provides that the following events are events of default with respect to any series of debt securities issued pursuant to it:

     (1) default in the payment of any installment of interest or additional amounts payable on any debt security of such series which continues for 30 days;

     (2) default in the payment of the principal, or premium or make-whole amount, if any, on, any debt security of such series at its maturity;

     (3) default in making any sinking fund payment as required for any debt security of such series;

     (4) default in the performance of any other covenant of ProLogis contained in the Indenture, other than a covenant added to the Indenture solely for the benefit of another series of debt securities issued under the Indenture, continued for 60 days after written notice as provided in the Indenture;

     (5) default in the payment of an aggregate principal amount exceeding $10,000,000 of any evidence of indebtedness of ProLogis or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled;

     (6) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against ProLogis or any of its subsidiaries in an aggregate amount, excluding amounts fully covered by insurance, in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount, excluding amounts fully covered by insurance, in excess of $10,000,000 for a period of 30 consecutive days;

     (7) events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of ProLogis or any significant subsidiary or for all or substantially all of either of its property; and

     (8) any other event of default provided with respect to a particular series of debt securities.

The term significant subsidiary means each significant subsidiary of ProLogis, as defined in Regulation S-X promulgated under the Securities Act of 1933.

   If an event of default under the Indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case, unless the principal of all of the outstanding debt securities of such series shall already have become due and payable, the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of such series may declare the principal and the make-whole amount, if any, on, all of the debt securities of such series to be due and payable immediately by written notice to ProLogis that payment of the debt securities is due, and to the trustee if given by the holders. If the debt securities of such series are original issue discount securities or indexed securities, the holders of not less than 25% of such securities may declare such portion of the principal as may be specified in the terms of the debt security, along with any make-whole amount, to be due and payable immediately. However, at any time after such a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of such series may rescind and annul such declaration and its consequences if ProLogis shall have deposited with the trustee all required payments of the principal of, and premium or make-whole amount, if any, and interest, and any additional amounts, on the debt securities of such series, plus fees, expenses, disbursements and advances of the trustee and all events of default, other than the nonpayment of accelerated principal, or specified portion of the principal and the make-whole amount, if any, or interest, with respect to debt securities of such series have been cured or waived as provided in the Indenture. The Indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to such series and its consequences, except a default in the payment of the principal of, or premium or make-whole amount, if any, or interest or additional amounts payable on any debt security of such series or in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected the proposed modification or amendment.

   The trustee is required to give notice to the holders of debt securities within 90 days of a default under the Indenture; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series, except a default in the payment of the principal of, or premium or make-whole amount, if any, or interest or additional amounts payable on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series, if the responsible officers of the trustee consider such withholding to be in the interest of such holders.

   The Indenture provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy which the Indenture provides, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of reasonable indemnity. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and premium or make-whole amount, if any, interest on, and additional amounts payable with respect to, such debt securities at the respective due dates of the securities.

   Subject to provisions in the Indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of debt securities then outstanding under the Indenture, unless such holders shall have offered to the trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining in the proceeding.

   Within 120 days after the close of each fiscal year, ProLogis must deliver to the trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status of the default.

Modification of the Indenture

   Modifications and amendments of the Indenture may be made with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such debt security affected by the modification or amendment:

     (1) change the stated maturity of the principal of, or premium or make-whole amount, if any, or any installment of principal of or interest or additional amounts payable on, any such debt security;

     (2) reduce the principal amount of, or the rate or amount of interest on, or any premium or make-whole amount payable on redemption of, or any additional amounts payable with respect to, any such debt security, or reduce the amount of principal of an original issue discount security or make-whole amount, if any, that would be due and payable upon declaration of acceleration of the maturity of the security or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

     (3) change the place of payment, or the coin or currency, for payment of principal of, and premium or make-whole amount, if any, or interest on, or any additional amounts payable with respect to, any such debt security;

     (4) impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

     (5) reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the Indenture, to waive compliance with a provisions of the debt security or defaults and consequences under the Indenture or to reduce the quorum or voting requirements set forth in the Indenture; or

     (6) modify any of the provisions relating to modification of the Indenture or any of the provisions relating to the waiver of past defaults or covenants, except to increase the required percentage to effect such action or to provide that other provisions may not be modified or waived without the consent of the holder of such debt security.

The holders of not less than a majority in principal amount of outstanding debt securities have the right to waive compliance by ProLogis with covenants in the Indenture.

   Modifications and amendments of the Indenture may be made by ProLogis and the trustee without the consent of any holder of debt securities for any of the following purposes:

     (1) to evidence the succession of another person to ProLogis as obligor under the Indenture;

     (2) to add to the covenants of ProLogis for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon ProLogis in the Indenture;

     (3) to add events of default for the benefit of the holders of all or any series of debt securities;

     (4) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

     (5) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior such change which are entitled to the benefit of such provision;

     (6) to secure the debt securities;

     (7) to establish the form or terms of debt securities of any series and any related coupons;

     (8) to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trust under the Indenture by more than one trustee;

     (9) to cure any ambiguity, defect or inconsistency in the Indenture or to make any other changes, provided that in each case, such action shall not adversely affect the interests of holders of debt securities of any series in any material respect;

     (10) to close the Indenture with respect to the authentication and delivery of additional series of debt securities or to qualify, or maintain qualification of, the Indenture under the Trust Indenture Act of 1939; or

     (11) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect.

   The Indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture or whether a quorum is present at a meeting of holders of debt securities:

     (1) the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal of the security that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity of the security;

     (2) the principal amount of a debt security denominated in a foreign currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for such debt security, of the principal amount, or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of such debt security of the amount determined as provided in (1) above;

     (3) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to Section 301 of the Indenture; and

     (4) debt securities owned by ProLogis or any other obligor upon the debt securities or any affiliate of ProLogis or of such other obligor shall be disregarded.

   The Indenture contains provisions for convening meetings of the holders of debt securities of a series. A meeting may be called at any time by the trustee, and also, upon request, by ProLogis or the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in the Indenture.

   Except for any consent that must be given by the holder of each debt security affected by modifications and amendments of the Indenture, any resolution presented at a meeting or at an adjourned meeting duly reconvened, at which a quorum is present, may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of such series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of such series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum.

   Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected the action, or of the holders of such series and one or more additional series:

     (1) there shall be no minimum quorum requirement for such meeting, and

     (2) the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

   Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture to be given or taken by a specified percentage in principal amount of the holders of any or all series of debt securities may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such specified percentage of holders in person or by agent duly appointed in writing; and, except as otherwise expressly provided in the Indenture, such action shall become effective when such instrument or instruments are delivered to the trustee. Proof of execution of any instrument or of a writing appointing any such agent shall be sufficient for any purpose of the Indenture and, subject to the Indenture provisions relating to the appointment of any such agent, conclusive in favor of the trustee and ProLogis, if made in the manner specified above.

Discharge, defeasance and covenant defeasance

   ProLogis may discharge various obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year, or that are scheduled for redemption within one year. The discharge will be completed by irrevocably depositing with the trustee the funds needed to pay the principal, any make-whole amounts, interest and additional amounts payable to the date of deposit or to the date of maturity, as the case may be.

   If the ProLogis board of trustees has resolved to incorporate the defeasance provisions into a series of debt securities, ProLogis may take either of the following actions with respect to that series of debt securities.

     (1) ProLogis may elect to defease and be discharged from any and all obligations with respect to that series of debt securities. However, ProLogis would continue to be obligated to pay any additional amounts resulting from tax events, assessment or governmental charges with respect to payments on the series of debt securities and the obligations to register the transfer or exchange of the series of debt securities. Additionally, ProLogis would remain responsible for replacing temporary or mutilated, destroyed, lost or stolen debt securities, for maintaining an office or agency in respect of the series of debt securities and for holding moneys for payment in trust.

     (2) With respect to the series of debt securities, ProLogis may elect to effect covenant defeasance and be released from its obligations to fulfill the covenants contained under the heading "--Covenants" in this prospectus. Further, ProLogis may elect to be released from its obligations with respect to any other covenant in the Indenture, if the ProLogis board of trustees has included such a provision in the series of debt securities at the time that they are issued. Once, ProLogis has made this election, any omission to comply with these obligations shall not constitute a default or an event of default with respect to the series of debt securities.

In either case, ProLogis must irrevocably deposit the needed funds in trust, with the trustee, as described above.

   The trust may only be established if, among other things, ProLogis has delivered an opinion of counsel to the trustee. The opinion of counsel shall state that the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. The opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture.

   Unless otherwise provided in the applicable prospectus supplement, if after ProLogis has deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, the holder of a series of debt securities is entitled to and elects to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made in respect of the debt security or a conversion event occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security shall be deemed to have been, and will be, fully discharged. The indebtedness will be satisfied through the payment of the principal of, and premium or any make-whole amount and interest on, the debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of the debt security into the currency, currency unit or composite currency in which the debt security becomes payable as a result of the holder's election or such cessation of usage based on the applicable market exchange rate.

   "Conversion event" means the cessation of use of

      (1) a currency, currency unit or composite currency, other than the European Community Unit or other currency unit, both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

      (2) the European Community Unit both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

      (3) any currency unit or composite currency other than the European Community Unit for the purposes for which it was established.

   Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and premium or any make-whole amount and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in United States dollars.

   In the event ProLogis effects covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default, other than the events of default that would no longer be applicable because of the covenant defeasance or an event of default triggered by an event of bankruptcy or other insolvency proceeding, the amount of funds on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of their stated maturity, but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. However, ProLogis would remain liable to make payment of the amounts due at the time of acceleration.

   The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Registration and transfer

   Subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the trustee referred to above. In addition, subject to the limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion or registration of transfer of the security at the corporate trust office of the trustee referred to above. Every debt security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but ProLogis may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. ProLogis may at any time designate a transfer agent, in addition to the trustee, with respect to any series of debt securities. If ProLogis has designated such a transfer agent or transfer agents, ProLogis may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that ProLogis will be required to maintain a transfer agent in each place of payment for such series.

   Neither ProLogis nor the trustee shall be required to

     (1) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

     (2) register the transfer of or exchange any debt security, or portion of security, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

     (3) issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Book-entry procedures

   The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to such series. Global securities, if any, are expected to be deposited with The Depository Trust Company, as depository. Global securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented the global security, a global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or any nominee of such successor.

   The specific terms of the depository arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to such series. Unless otherwise indicated in the applicable prospectus supplement, ProLogis anticipates that the following provisions will apply to depository arrangements.

   Upon the issuance of a global security, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depository. Such accounts shall be designated by the underwriters, dealers or agents with respect to such debt securities or by ProLogis if such debt securities are offered and sold directly by ProLogis. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee, with respect to beneficial interests of participants, and records of participants, with respect to beneficial interests of persons who hold through participants. The laws of some states require that some purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interests in a global security.

   So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the Indenture. Except as provided below or in the applicable prospectus supplement, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities of such series in definitive form and will not be considered the owners or holders the global security under the Indenture.

   Payments of principal of, any premium or make-whole amount and any interest on, or any additional amounts payable with respect to, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing such debt securities. None of ProLogis, the trustee, any paying agent or the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   ProLogis expects that the depository for a series of debt securities or its nominee, upon receipt of any payment of principal, premium, make-whole amount or interest in respect of a permanent global security representing any of such debt securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such debt securities as shown on the records of such depository or its nominee. ProLogis also expects that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

   If a depository for a series of debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by ProLogis within 90 days, ProLogis will issue individual debt securities of such series in exchange for the global security representing such series of debt securities. In addition, ProLogis may, at any time and in its sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such debt securities, determine not to have any debt securities of such series represented by one or more global securities and, in such event, will issue individual debt securities of such series in exchange for the global security or securities representing such series of debt securities. Individual debt securities of such series so issued will be issued in denominations and integral multiple of $1,000, unless otherwise specified by ProLogis.

No personal liability

   No past, present or future trustee, officer, employee or shareholder of ProLogis or any successor to ProLogis shall have any liability for any obligations of ProLogis under the debt securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities by accepting such debt securities waives and releases all such liability. The waiver and release are part of the consideration for the issue of debt securities.

Trustee

   The Indenture provides that there may be more than one trustee, each with respect to one or more series of debt securities. Any trustee under the Indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the Indenture.

                        DESCRIPTION OF PREFERRED SHARES

General

   Subject to limitations prescribed by Maryland law and the declaration of trust, the board of trustees is authorized to issue, from the authorized but unissued shares of beneficial interest of ProLogis, preferred shares in series and to establish from time to time the number of preferred shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series, and such other subjects or matters as may be fixed by resolution of the board of trustees or one of its duly authorized committees. At May 21, 1999, 5,400,000 Series A preferred shares were issued and outstanding and held of record by approximately 277 shareholders, 7,221,100 Series B preferred shares were issued and outstanding and held of record by approximately 28 shareholders, 2,000,000 Series C preferred shares were issued and outstanding and held of record by 5 shareholders, 10,000,000 Series D preferred shares were issued and outstanding and held of record by 50 shareholders and 2,000,000 Series E preferred shares were issued and outstanding and held of record by 1 shareholder.

   Reference is made to the prospectus supplement relating to the series of preferred shares being offered in such prospectus supplement for the specific terms of the series, including:

     (1) The title and stated value of such series of preferred shares;

     (2) The number of shares of such series of preferred shares offered, the liquidation preference per share and the offering price of such preferred shares;

     (3) The dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for those values relating to the preferred shares of such series;

     (4) The date from which dividends on preferred shares of such series shall cumulate, if applicable;

     (5) The procedures for any auction and remarketing, if any, for preferred shares of such series;

     (6) The provision for a sinking fund, if any, for preferred shares of such series;

     (7) The provision for redemption, if applicable, of preferred shares of such series;

     (8) Any listing of such series of preferred shares on any securities exchange;

     (9) The terms and conditions, if applicable, upon which preferred shares of such series will be convertible into common shares, including the conversion price, or manner of calculating the conversion price;

     (10) Whether interests in preferred shares of such series will be represented by global securities;

     (11) Any other specific terms, preferences, rights, limitations or restrictions of such series of preferred shares;

     (12) A discussion of federal income tax considerations applicable to preferred shares of such series;

     (13) The relative ranking and preferences of preferred shares of such series as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of ProLogis;

     (14) Any limitations on issuance of any series of preferred shares ranking senior to or on a parity with such series of preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of ProLogis; and

     (15) Any limitations on direct or beneficial ownership and restrictions on transfer of preferred shares of such series, in each case as may be appropriate to preserve the status of ProLogis as a real estate investment trust under the Internal Revenue Code of 1986.

Rank

   Unless otherwise specified in the applicable prospectus supplement, the preferred shares of each series will rank with respect to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of ProLogis:

  . senior to all classes or series of common shares, and to all equity securities ranking junior to such series of preferred shares;

  . on a parity with all equity securities issued by ProLogis the terms of which specifically provide that such equity securities rank on a parity with preferred shares of such series; and

  . junior to all equity securities issued by ProLogis the terms of which specifically provide that such equity securities rank senior to preferred shares of such series.

Dividends

   Holders of preferred shares of each series shall be entitled to receive cash dividends at such rates and on such dates as will be set forth in the applicable prospectus supplement. When and if declared by the board of trustees, dividends shall be payable out of assets of ProLogis legally available for payment of dividends. Each such dividend shall be payable to holders of record as they appear on the share transfer books of ProLogis on such record dates as shall be fixed by the board of trustees.

   Dividends on any series of the preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the board of trustees fails to declare a dividend payable on a dividend payment date on any series of the preferred shares for which dividends are noncumulative, then the holders of such series of the preferred shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and ProLogis will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

   If preferred shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the preferred shares of ProLogis of any other series ranking, as to dividends, on a parity with or junior to the preferred shares of the series for any period unless full dividends, including cumulative dividends if applicable, for the then current dividend period and any past period, if any, have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for such payment on the preferred shares of the series. When dividends are not paid in full, or a sum sufficient for the full payment is not so set apart, upon the preferred shares of any series and the shares of any other series of preferred shares ranking on a parity as to dividends with the preferred shares of the series, all dividends declared upon preferred shares of the series and any other series of preferred shares ranking on a parity as to dividends with the preferred shares shall be declared pro rata so that the amount of dividends declared per share on the preferred shares of the series and the other series of preferred shares shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred shares of the series and the other series of preferred shares bear to each other. The pro rata amount shall not include any cumulation in respect of unpaid dividends for prior dividend periods if the series of preferred shares does not have a cumulative dividend. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred shares of the series which may be in arrears.

   Except as provided in the immediately preceding paragraph, unless full dividends, including cumulative dividends, if applicable, on the preferred shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for payment for the then current dividend period, and any past period, if any, no dividends shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the common shares or any other capital shares of ProLogis ranking junior to or on a parity with the preferred shares of the series as to dividends or upon liquidation. Additionally, shares ranking junior to or in parity with the series of preferred shares may not be redeemed, purchased or otherwise acquired for any consideration, except by conversion into or exchange for other capital shares of ProLogis ranking junior to the preferred shares of the series as to dividends and upon liquidation. ProLogis also may not pay any money or make any money available for a sinking fund for the redemption of junior or parity shares. Notwithstanding the preceding sentences, ProLogis may continue to make dividends of common shares or other capital shares ranking junior to the preferred shares of the series of preferred shares, although full dividends may not have been paid or set aside.

   Any dividend payment made on a series of preferred shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

Redemption

   If so provided in the applicable prospectus supplement, the preferred shares of a series will be subject to mandatory redemption or redemption at the option of ProLogis, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

   The prospectus supplement relating to a series of preferred shares that is subject to mandatory redemption will specify the number of preferred shares of such series that shall be redeemed by ProLogis in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon, which shall not, if such series of preferred shares does not have a cumulative dividend, include any cumulation in respect of unpaid dividends for prior dividend periods, to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of the issuance of capital shares of ProLogis, the terms of such series of preferred shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, preferred shares of such series shall automatically and mandatorily be converted into shares of the applicable capital shares of ProLogis pursuant to conversion provisions specified in the applicable prospectus supplement.

   If full dividends on all preferred shares of any series, including cumulative dividends if applicable, have not been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for payment for the then current dividend period and any past dividends, if any, ProLogis may not redeem preferred shares of any series unless all outstanding preferred shares of such series are simultaneously redeemed. This shall not prevent, however, the purchase or acquisition of preferred shares of the series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of such series, and, unless full dividends, including cumulative dividends if applicable, on all preferred shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for payment for the then current dividend period and any past period, if any, ProLogis shall not purchase or otherwise acquire directly or indirectly any preferred shares of such series, except by conversion into or exchange for capital shares of ProLogis ranking junior to the preferred shares of such series as to dividends and upon liquidation.

   If fewer than all of the outstanding preferred shares of any series are to be redeemed, the number of shares to be redeemed will be determined by ProLogis and such shares may be redeemed pro rata from the holders of record of preferred shares of such series in proportion to the number of preferred shares of such series held by such holders with adjustments to avoid redemption of fractional shares or by lot in a manner determined by ProLogis.

   Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of preferred shares of any series to be redeemed at the address shown on the share transfer books of ProLogis. Each notice shall state:

     (1) the redemption date;

     (2) the number of shares and series of the preferred shares to be redeemed;

     (3) the redemption price;

     (4) the place or places where certificates for such preferred shares are to be surrendered for payment of the redemption price;

     (5) that dividends on the preferred shares to be redeemed will cease to accrue on such redemption date; and

     (6) the date upon which the holder's conversion rights, if any, as to such preferred shares shall terminate.

If fewer than all the preferred shares of any series are to be redeemed, the notice mailed to each such holder of the series shall also specify the number of preferred shares to be redeemed from each such holder. If notice of redemption of any preferred shares has been given and if the funds necessary for such redemption have been set aside by ProLogis in trust for the benefit of the holders of any preferred shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such preferred shares, and all rights of the holders of such preferred shares will terminate, except the right to receive the redemption price.

Liquidation preference

   Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of ProLogis, then, before any distribution or payment shall be made to the holders of any common shares or any other class or series of shares of beneficial interest of ProLogis ranking junior to such series of preferred shares in the distribution of assets upon any liquidation, dissolution or winding up of ProLogis, the holders of each series of preferred shares shall be entitled to receive out of assets of ProLogis legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share, set forth in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid thereon, which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if such series of preferred shares does not have a cumulative dividend. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares of such series will have no right or claim to any of the remaining assets of ProLogis. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of ProLogis are insufficient to pay the amount of the liquidating distributions on all outstanding preferred shares of such series and the corresponding amounts payable on all shares of other classes or series of capital shares of ProLogis ranking on a parity with preferred shares of such series in the distribution of assets, then the holders of preferred shares of such series and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

   If liquidating distributions shall have been made in full to all holders of preferred shares of such series, the remaining assets of ProLogis shall be distributed among the holders of any other classes or series of capital shares ranking junior to the preferred shares of such series upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of ProLogis with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of ProLogis, shall not be deemed to constitute a liquidation, dissolution or winding up of ProLogis.

Voting rights

   Holders of the preferred shares of each series will not have any voting rights, except as set forth below or in the applicable prospectus supplement or as otherwise required by applicable law. The following is a summary of the voting rights that, unless provided otherwise in the applicable prospectus supplement, will apply to each series of preferred shares, as in the case of the Series A preferred shares.

   If six quarterly dividends, whether or not consecutively payable on the preferred shares of such series or any other series of preferred shares ranking on a parity with such series of preferred shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up are in arrears, whether or not earned or declared, the number of trustees then constituting the board of trustees will be increased by two, and the holders of preferred shares of such series, voting together as a class with the holders of any other series of shares ranking in parity with such shares, will have the right to elect two additional trustees to serve on the board of trustees at any annual meeting of shareholders or a properly called special meeting of the holders of preferred shares of such series and other preferred shares ranking in parity with such shares and at each subsequent annual meeting of shareholders until all such dividends and dividends for the current quarterly period on the preferred shares of such series and other preferred shares ranking in parity with such shares have been paid or declared and set aside for payment. Such voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all trustees so elected will terminate with the termination of such voting rights. For so long as Security Capital and its affiliates beneficially own in excess of 10% of the outstanding common shares, in any such vote by holders of preferred shares of such series, Security Capital and its affiliates shall vote their preferred shares of such series, if any, in the same respective percentages as the preferred shares of such series and other preferred shares ranking in parity with such shares that are not held by such persons.

   The approval of two-thirds of the outstanding preferred shares of such series and all other series of preferred shares similarly affected, voting as a single class, is required in order to

      (1) amend the declaration of trust to affect materially and adversely the rights, preferences or voting power of the holders of the preferred shares of such series or other preferred shares ranking in parity with such shares;

      (2) enter into a share exchange that affects the preferred shares of such series, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into ProLogis, unless in each such case each preferred share of such series remains outstanding without a material and adverse change to its terms and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of the series identical to that of a preferred share of such series, except for changes that do not materially and adversely affect the holders of the preferred shares of such series; or

      (3) authorize, reclassify, create, or increase the authorized amount of any class of shares having rights senior to the preferred shares of such series with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up.

However, ProLogis may create additional classes of parity shares and other series of preferred shares ranking junior to such series of preferred shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up junior shares, increase the authorized number of parity shares and junior shares and issue additional series of parity shares and junior shares without the consent of any holder of preferred shares of such series.

   Except as provided above and as required by law, the holders of preferred shares of each series will not be entitled to vote on any merger or consolidation involving ProLogis or a sale of all or substantially all of the assets of ProLogis.

Conversion rights

   The terms and conditions, if any, upon which preferred shares of any series are convertible into common shares will be set forth in the applicable prospectus supplement relating to the series. Such terms will include the number of common shares into which the preferred shares of such series are convertible, the conversion price, or manner of calculation of the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares of such series or ProLogis, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred shares of such series.

Restrictions on ownership

   As discussed below under "Description of Common Shares--Restriction on size of holdings," for ProLogis to qualify as a real estate investment trust under the Internal Revenue Code of 1986, not more than 50% in value of its outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. Therefore, the articles supplementary for each series of preferred shares will contain various provisions restricting the ownership and transfer of the preferred shares. Except as otherwise described in the applicable prospectus supplement relating the relevant series of preferred shares, the provisions of each articles supplementary relating to the preferred shares ownership limit will provide, as in the case of the Series A preferred shares, the Series B preferred shares, the Series C preferred shares and Series D preferred shares ownership restriction similar to the ownership restrictions of the series described below.

   The preferred shares ownership limit provision will provide that, subject to the exceptions contained in such articles supplementary, no person, or persons acting as a group, may beneficially own more than 25% of such series of preferred shares outstanding at any time, except as a result of ProLogis' redemption of preferred shares. Shares acquired in excess of the preferred shares ownership limit provision must be redeemed by ProLogis at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. Such redemption is not applicable if a person's ownership exceeds the limitations due solely to ProLogis' redemption of preferred shares; provided that thereafter any additional preferred shares acquired by such person shall be excess shares. See "Description of Common Shares--Restriction on size of holdings." From and after the date of notice of such redemption, the holder of the preferred shares thus redeemed shall cease to be entitled to any distribution, other than distributions declared prior to the date of notice of redemption, voting rights and other benefits with respect to such shares except the right to receive payment of the redemption price determined as described above. The preferred shares ownership limit provision may not be waived with respect to some affiliates of ProLogis.

   All certificates representing shares of preferred shares will bear a legend referring to the restrictions described above.

                          DESCRIPTION OF COMMON SHARES

General

   The declaration of trust authorizes ProLogis to issue up to 230,000,000 shares of beneficial interest, par value $0.01 per share, consisting of common shares, preferred shares and such other types or classes of shares of beneficial interest as the board of trustees may create and authorize from time to time. At May 21, 1999, approximately 161,238,976 common shares were issued and outstanding and held of record by approximately 12,348 shareholders.

   The following description sets forth general terms and provisions of the common shares to which any prospectus supplement may relate, including a prospectus supplement which provides for common shares issuable pursuant to subscription offerings or rights offerings or upon conversion of preferred shares which are offered pursuant to such prospectus supplement and convertible into common shares for no additional consideration. The statements below describing the common shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the declaration of trust and ProLogis' bylaws.

   The outstanding common shares are fully paid and, except as set forth below under "--Shareholder liability," non-assessable. Each common share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of trustees. Holders of common shares do not have the right to cumulate their votes in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election. Holders of common shares are entitled to such distributions as may be declared from time to time by the board of trustees out of funds legally available therefor. Holders of common shares have no conversion, redemption, preemptive or exchange rights to subscribe to any securities of ProLogis. In the event of a liquidation, dissolution or winding up of the affairs of ProLogis, the holders of the common shares are entitled to share ratably in the assets of ProLogis remaining after provision for payment of all liabilities to creditors and payment of liquidation preferences and accrued dividends, if any, on the Series A preferred shares, Series B preferred shares, Series C preferred shares, Series D preferred shares and Series E preferred shares, and subject to the rights of holders of other series of preferred shares, if any. The right of holders of the common shares are subject to the rights and preferences established by the board of trustees for the Series A preferred shares, Series B preferred shares, Series C preferred shares, Series D preferred shares and Series E preferred shares and any other series of preferred shares which may subsequently be issued by ProLogis. See "Description of Preferred Shares."

Purchase rights

   On December 7, 1993, the board of trustees declared a dividend of one preferred share purchase right for each common share outstanding, payable to holders of common shares of record at the close of business on December 31, 1993. The holders of any additional common shares issued after such date and before the redemption or expiration of the purchase rights are also entitled to receive one purchase right for each such additional common share. Each purchase right entitles the holder under set circumstances to purchase from ProLogis one one-hundredth of a share of Series A junior participating preferred shares, par value $0.01 per share at a price of $40.00 per one one-hundredth of a Series A junior preferred share, subject to adjustment. Purchase rights are exercisable when a person or group of persons, other than Security Capital, acquires 20% or more of the outstanding common shares or announces a tender offer or exchange offer for 25% or more of the outstanding common shares. Under set circumstances, each purchase right entitles the holder to purchase, at the purchase right's then current exercise price, a number of common shares having a market value of twice the purchase right's exercise price. The acquisition of ProLogis pursuant to some types mergers or other business transactions would entitle each holder to purchase, at the purchase right's then current exercise price, a number of the acquiring company's common shares having a market value at that time equal to twice the purchase right's exercise price. The purchase rights held by 20% shareholders, other than Security Capital would not be exercisable. The purchase rights will expire on December 7, 2003 and are subject to redemption in whole, but not in part, at a price of $0.01 per purchase right payable in cash, shares of ProLogis or any other form of consideration determined by the board of trustees.

Transfer agent

   The transfer agent and registrar for the common shares is BankBoston, N.A., 150 Royall Street, Canton, Massachusetts 02021. The common shares are listed on the New York Stock Exchange under the symbol "PLD."

Restriction on size of holdings

   The declaration of trust restricts beneficial ownership of ProLogis' outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares. The purposes of the restriction are to assist in protecting and preserving ProLogis' real estate investment trust status under the Internal Revenue Code of 1986 and to protect the interest of shareholders in takeover transactions by preventing the acquisition of a substantial block of shares without the prior consent of the Prologis board of trustees. For ProLogis to qualify as a real estate investment trust under the Internal Revenue Code of 1986, not more than 50% in value of its outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. The restriction permits five persons to acquire up to a maximum of 9.8% each, or an aggregate of 49% of the outstanding shares, and, thus, assists the board of trustees in protecting and preserving ProLogis' real estate investment trust status under the Internal Revenue Code of 1986. This restriction does not apply to Security Capital, which counts as numerous holders for purposes of the tax rule, because its shares are attributed to its shareholders for purposes of this rule.

   Excess shares of beneficial interest owned by a person or group of persons in excess of 9.8% of the outstanding shares of beneficial interest, other than Security Capital and 30% in the case of shareholders who acquired shares prior to ProLogis' initial public offering, are subject to redemption by ProLogis, at its option, upon 30 days' notice, at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. ProLogis may make payment of the redemption price at any time or times up to the earlier of five years after the redemption date or liquidation of ProLogis. ProLogis may refuse to effect the transfer of any shares of beneficial interest which would make the transferee a holder of excess shares. Shareholders of ProLogis are required to disclose, upon demand of the board of trustees, such information with respect to their direct and indirect ownership of shares of ProLogis as the board of trustees deems necessary to comply with the provisions of the Internal Revenue Code of 1986 pertaining to qualification, for tax purposes, of real estate investment trusts, or to comply with the requirements of any other appropriate taxing authority.

   The 9.8% restriction does not apply to acquisitions by an underwriter in a public offering and sale of shares of beneficial interest of ProLogis or to any transaction involving the issuance of shares of beneficial interest in which a majority of the board of trustees determines that the eligibility of ProLogis to qualify as a real estate investment trust for federal income tax purposes will not be jeopardized or the disqualification of ProLogis as a real estate investment trust under the Internal Revenue Code of 1986 is advantageous to the shareholders. Security Capital's ownership of shares is attributed for tax purposes to its shareholders. The board of trustees has exempted Security Capital from this restriction and has permitted the shareholders who acquired shares prior to ProLogis' initial public offering to acquire up to 30% of the outstanding shares of beneficial interest.

Trustee liability

   The declaration of trust provides that trustees shall not be individually liable for any obligation or liability incurred by or on behalf of ProLogis or by trustees for the benefit and on behalf of ProLogis. Under the declaration of trust and Maryland law governing real estate investment trusts, trustees are not liable to ProLogis or the shareholders for any act or omission except for acts or omissions which constitute bad faith, willful misfeasance or gross negligence in the conduct of their duties.

Shareholder liability

   Both Maryland statutory law governing real estate investment trusts organized under the laws of that state and the declaration of trust provide that shareholders shall not be personally or individually liable for any debt, act, omission or obligation of ProLogis or the board of trustees. The declaration of trust further provides that ProLogis shall indemnify and hold each shareholder harmless from all claims and liabilities to which the shareholder may become subject by reason of his being or having been a shareholder and that ProLogis shall reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability, except to the extent that such claim or liability arises out of the shareholder's bad faith, willful misconduct or gross negligence and provided that such shareholder gives ProLogis prompt notice of any such claim or liability and permits ProLogis to conduct the defense of the shareholder. In addition, ProLogis is required to, and as a matter of practice does, insert a clause in its management and other contracts providing that shareholders assume no personal liability for obligations entered into on behalf of ProLogis. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by ProLogis. Inasmuch as ProLogis carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which ProLogis' assets plus its insurance coverage would be insufficient to satisfy the claims against ProLogis and its shareholders.

                       FEDERAL INCOME TAX CONSIDERATIONS

   ProLogis intends to operate in a manner that permits it to satisfy the requirements for taxation as a real estate investment trust under the applicable provisions of the Internal Revenue Code of 1986. No assurance can be given, however, that such requirements will be met. The following is a description of the federal income tax consequences to ProLogis and its shareholders of the treatment of ProLogis as a real estate investment trust. Since these provisions are highly technical and complex, each prospective purchaser of the ProLogis common shares is urged to consult his or her own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the ProLogis common shares.

   Based upon representations of ProLogis with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer, Brown & Platt, counsel to ProLogis, ProLogis has been organized in conformity with the requirements for qualification as a real estate investment trust beginning with its taxable year ending December 31, 1993, and its actual and proposed method of operation described in this prospectus and as represented by management will enable it to satisfy the requirements for such qualification.

   This opinion is based on representations made by ProLogis as to factual matters relating to ProLogis' organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date of this prospectus. ProLogis' qualification and taxation as a real estate investment trust will depend upon ProLogis' ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer, Brown & Platt will not review compliance with these tests on a continuing basis. No assurance can be given that ProLogis will satisfy such tests on a continuing basis.

   In brief, if the conditions imposed by the real estate investment trust provisions of the Internal Revenue Code are met, entities, such as ProLogis, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their Areal estate investment trust taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation," at both the corporate and shareholder levels that generally results from the use of corporations.

   If ProLogis fails to qualify as a real estate investment trust in any year, however, it will be subject to federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, ProLogis could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

   ProLogis elected real estate investment trust status effective beginning with its taxable year ended December 31, 1993 and the ProLogis board of trustees believes that ProLogis has operated and currently intends that ProLogis will operate in a manner that permits it to qualify as a real estate investment trust in each taxable year thereafter. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a real estate investment trust depends on ProLogis continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on ProLogis' operating results.

   The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described in this prospectus, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to various types of shareholders, including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to special treatment under the federal income tax laws.

Taxation of ProLogis

 General

   In any year in which ProLogis qualifies as a real estate investment trust, in general it will not be subject to federal income tax on that portion of its real estate investment trust taxable income or capital gain which is distributed to shareholders. ProLogis may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

   Notwithstanding its qualification as a real estate investment trust, ProLogis may also be subject to taxation in other circumstances. If ProLogis should fail to satisfy either the 75% or the 95% gross income test, as discussed below, and nonetheless maintains its qualification as a real estate investment trust because other requirements are met, it will be subject to a 100% tax on the greater of the amount by which ProLogis fails to satisfy either the 75% test or the 95% test, multiplied by a fraction intended to reflect ProLogis' profitability. ProLogis will also be subject to a tax of 100% on net income from any "prohibited transaction," as described below, and if ProLogis has net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if ProLogis should fail to distribute during each calendar year at least the sum of:

     (1) 85% of its real estate investment trust ordinary income for such year;

     (2) 95% of its real estate investment trust capital gain net income for such year, other than capital gains ProLogis elects to retain and pay tax on as described below; and

     (3) any undistributed taxable income from prior years,

ProLogis would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

   The Taxpayer Relief Act of 1997 permits a real estate investment trust, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of undistributed net long-term capital gains it received during the taxable year, which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ProLogis made this designation, the shareholders of ProLogis would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ProLogis and ProLogis would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ProLogis would be deemed to have paid such shareholder's share of the tax paid by ProLogis on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his ProLogis shares by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by ProLogis. ProLogis may also be subject to the corporate "alternative minimum tax," as well as tax in various situations and on some types of transactions not presently contemplated. ProLogis will use the calendar year both for federal income tax purposes and for financial reporting purposes.

   In order to qualify as a real estate investment trust, ProLogis must meet, among others, the following requirements:

 Share ownership test

   ProLogis' shares must be held by a minimum of 100 persons for at least 335 days in each taxable year or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the ProLogis shares may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any stock held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. Pursuant to the constructive ownership rules, Security Capital's ownership of shares is attributed to its shareholders for purposes of the 50% test. Under the Taxpayer Relief Act, for taxable years beginning after August 5, 1997, if ProLogis complies with the Treasury regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares of stock were held, actually or constructively, by five or fewer individuals, then ProLogis will be treated as meeting such requirement.

   In order to ensure compliance with the 50% test ProLogis has placed restrictions on the transfer of the shares of its stock to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury regulations, ProLogis must maintain records which disclose the actual ownership of its outstanding shares of stock and such regulations impose penalties against ProLogis for failing to do so. In fulfilling its obligations to maintain records, ProLogis must and will demand written statements each year from the record holders of designated percentages of shares of its stock disclosing the actual owners of such shares as prescribed by Treasury regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of ProLogis' records. A shareholder failing or refusing to comply with ProLogis' written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of shares of ProLogis' stock and other information. In addition, ProLogis' declaration of trust provides restrictions regarding the transfer of shares that are intended to assist ProLogis in continuing to satisfy the share ownership requirements. ProLogis intends to enforce the percentage limitations on ownership of shares of its stock to assure that its qualification as a real estate investment trust will not be compromised.

 Asset tests

   At the close of each quarter of ProLogis' taxable year, ProLogis must satisfy tests relating to the nature of its assets determined in accordance with generally accepted accounting principles. First, at least 75% of the value of ProLogis' total assets must be represented by interests in real property, interests in mortgages on real property, shares in other real estate investment trusts, cash, cash items, and government securities, and qualified temporary investments. Second, although the remaining 25% of ProLogis' assets generally may be invested without restriction, securities in this class may not exceed either, in the case of securities of any non-government issuer, 5% of the value of ProLogis' total assets, or 10% of the outstanding voting securities of any one issuer.

 Gross income tests

   There are currently two separate percentage tests relating to the sources of ProLogis' gross income which must be satisfied for each taxable year. Prior to taxable years beginning August 5, 1997, there were three separate percentage tests relating to the sources of ProLogis' gross income which must have been satisfied for each prior taxable year. For purposes of these tests, where ProLogis invests in a partnership, ProLogis will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of ProLogis as it has in the hands of the partnership. The three tests are as follows:

   1. At least 75% of ProLogis' gross income for the taxable year must be "qualifying income." Qualifying income generally includes:

     (1) rents from real property, except as modified below;

     (2) interest on obligations collateralized by mortgages on, or interests in, real property;

     (3) gains from the sale or other disposition of non-"dealer property," which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of ProLogis' trade or business;

     (4) dividends or other distributions on shares in other real estate investment trust, as well as gain from the sale of such shares;

     (5) abatements and refunds of real property taxes;

     (6) income from the operation, and gain from the sale, of "foreclosure property," which means property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property; and

     (7) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

   Rents received from a tenant will not however, qualify as rents from real property in satisfying the 75% test, or the 95% gross income test described below, if ProLogis, or an owner of 10% or more of ProLogis, directly or constructively owns 10% or more of such tenant. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property or as interest income for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from Arents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, ProLogis generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom ProLogis derives no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by ProLogis are "usually or customarily rendered" in connection with the rental of properties for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience." For taxable years beginning after August 5, 1997, a real estate investment trust is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the real estate investment trust during the taxable year for the impermissible services with respect to a property may not exceed one percent of all amounts received or accrued by the real estate investment trust directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the real estate investment trust in furnishing or rendering the service or providing the management or operation.

   2. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of ProLogis' gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends, other than on real estate investment trust shares, and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. In addition, payments to ProLogis under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by ProLogis to hedge indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% test, but not for purposes of the 75% test.

   For purposes of determining whether ProLogis complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding foreclosure property, unless such property is held by ProLogis for at least four years and other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made to the property are satisfied. See "--Taxation of ProLogis--General."

   Even if ProLogis fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a real estate investment trust for such year if it is entitled to relief under provisions of the Internal Revenue Code. These relief provisions will generally be available if:

     (1) ProLogis' failure to comply was due to reasonable cause and not to willful neglect;

     (2) ProLogis reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and

     (3) any incorrect information on this schedule is not due to fraud with intent to evade tax.

If these relief provisions apply, however, ProLogis will nonetheless be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

   3. For taxable years beginning prior to August 5, 1997, ProLogis must have derived less than 30% of its gross income for each taxable year from the sale or other disposition of:

     (1) real property held for less than four years, other than foreclosure property and involuntary conversions;

     (2) stock or securities held for less than one year; and

     (3) property in a prohibited transaction.

The 30% gross income test has been repealed by the Taxpayer Relief Act for taxable years beginning after August 5, 1997.

 Annual distribution requirements

   In order to qualify as a real estate investment trust, ProLogis is required to make distributions, other than capital gain dividends, to its shareholders each year in an amount at least equal to the sum of 95% of ProLogis' real estate investment trust taxable income, computed without regard to the dividends paid deduction and real estate investment trust net capital gain, plus 95% of its net income after tax, if any, from foreclosure property, minus the sum of some items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before ProLogis timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that ProLogis does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its real estate investment trust taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. For taxable years beginning after August 5, 1997, the Taxpayer Relief Act permits a real estate investment trust, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ProLogis made this designation, the shareholders of ProLogis would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ProLogis and ProLogis would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ProLogis would be deemed to have paid such shareholder's share of the tax paid by ProLogis on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his ProLogis stock by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by ProLogis.

   ProLogis intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that ProLogis may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing ProLogis' real estate investment trust taxable income on the other hand. To avoid any problem with the 95% distribution requirement, ProLogis will closely monitor the relationship between its real estate investment trust taxable income and cash flow and, if necessary, intends to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

   If ProLogis fails to meet the 95% distribution requirement as a result of an adjustment to ProLogis' tax return by the Internal Revenue Service, ProLogis may retroactively cure the failure by paying a "deficiency dividend," plus applicable penalties and interest, within a specified period.

 Tax aspects of ProLogis' investments in partnerships

   A significant portion of ProLogis' investments are owned through various limited partnerships. ProLogis will include its proportionate share of each partnership's income, gains, losses, deductions and credits for purposes of the various real estate investment trust gross income tests and in its computation of its real estate investment trust taxable income and the assets held by each partnership for purposes of the real estate investment trust asset tests.

   ProLogis' interest in the partnerships involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service of the status of the partnerships as partnerships, as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership were to be treated as an association, such partnership would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of ProLogis' assets and items of gross income would change, which may preclude ProLogis from satisfying the real estate investment trust asset tests and may preclude ProLogis from satisfying the real estate investment trust gross income tests. See "--Failure to Qualify" below, for a discussion of the effect of ProLogis' failure to meet such tests. Based on factual representations of ProLogis, in the opinion of Mayer, Brown, & Platt, under existing federal income tax law and regulations, ProLogis Limited Partnership-I, ProLogis Limited Partnership-II, ProLogis Limited Partnership-III and ProLogis Limited Partnership-IV will be treated for federal income tax purposes as partnerships, and not as associations taxable as corporations. Such opinion, however, is not binding on the Internal Revenue Service.

 Failure to qualify

   If ProLogis fails to qualify for taxation as a real estate investment trust in any taxable year and relief provisions do not apply, ProLogis will be subject to tax, including applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to shareholders in any year in which ProLogis fails to qualify as a real estate investment trust will not be deductible by ProLogis, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, ProLogis also will be disqualified from re-electing taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost.

Taxation of ProLogis' shareholders

 Taxation of taxable domestic shareholders

   As long as ProLogis qualifies as a real estate investment trust, distributions made to ProLogis' taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions, and for tax years beginning after August 5, 1997, undistributed amounts, that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed ProLogis' actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that ProLogis makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's shares by the amount of such distribution, but not below zero, with distributions in excess of the shareholder's tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by ProLogis in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by ProLogis and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by ProLogis during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of ProLogis. Federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to ProLogis shareholders.

   In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions from ProLogis required to be treated by such shareholder as long-term capital gains.

   The Internal Revenue Service Restructuring and Reform Act of 1998 provides that gain from the sale or exchange of shares held for more than one year is taxed at a maximum capital gain rate of 20%. Pursuant to Internal Revenue Service guidance, ProLogis may classify portions of its capital gain dividends as gains eligible for the 20% capital gains rate or as unrecaptured Internal Revenue Code Section 1250 gain taxable at a maximum rate of 25%.

   Shareholders of ProLogis should consult their tax advisor with regard to the application of the changes made by the Internal Revenue Service Restructuring and Reform Act of 1998 with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

 Backup withholding

   ProLogis will report to its domestic shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect to the paid distributions. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide ProLogis with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, ProLogis may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to ProLogis.

 Taxation of tax-exempt shareholders

   The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a real estate investment trust to a tax-exempt employees' pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a "pension-held real estate investment trust," based upon the ruling, the analysis in the ruling and the statutory framework of the Internal Revenue Code, distributions by ProLogis to a shareholder that is a tax-exempt entity should also not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code, and that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that ProLogis, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit.

   However, if any pension or other retirement trust that qualifies under
Section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a "pension-held real estate investment trust" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such real estate investment trust may constitute unrelated business taxable income. For these purposes, a "pension-held real estate investment trust" is defined as a real estate investment trust if such real estate investment trust would not have qualified as a real estate investment trust but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of stock of the real estate investment trust and at least one qualified pension trust holds more than 25% by value of the interests of such real estate investment trust or one or more qualified pension trusts, each owning more than a 10% interest by value in the real estate investment trust, hold in the aggregate more than 50% by value of the interests in such real estate investment trust.

 Taxation of foreign shareholders

   ProLogis will qualify as a "domestically-controlled real estate investment trust" so long as less than 50% in value of its Shares is held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trust and estates. It is currently anticipated that ProLogis will qualify as a domestically controlled real estate investment trust. Under these circumstances, gain from the sale of the shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person's U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year.

   Distributions of cash generated by ProLogis' real estate operations, but not by its sale or exchange of such properties, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files with ProLogis the required form evidencing such lower rate or unless the foreign shareholder files an Internal Revenue Service Form 4224 with ProLogis claiming that the distribution is "effectively connected" income. Recently promulgated Treasury Regulations revise in some respects the rules applicable to foreign shareholders with respect to payments made after December 31, 1999.

   Distributions of proceeds attributable to the sale or exchange by ProLogis of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, and may be subject to branch profits tax in the hands of a shareholder which is a foreign corporation if it is not entitled to treaty relief or exemption. ProLogis is required by applicable Treasury regulations to withhold 35% of any distribution to a foreign person that could be designated by ProLogis as a capital gain dividend; this amount is creditable against the foreign shareholder's Foreign Investment in Real Property Tax Act tax liability.

   The federal income taxation of foreign persons is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors in ProLogis should consult their own tax advisors regarding the income and withholding tax considerations with respect to their investment in ProLogis.

Other tax considerations

 Investments in taxable subsidiaries

   ProLogis Development Services Incorporated, ProLogis Logistics Services Incorporated and Meridian Refrigerated, Inc. will pay federal and state income taxes at the full applicable corporate rates on their income prior to payment of any dividends. ProLogis Development Services Incorporated, ProLogis Logistics Services Incorporated and Meridian Refrigerated, Inc. will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that ProLogis Development Services Incorporated, ProLogis Logistics Services Incorporated or Meridian Refrigerated, Inc. is required to pay federal, state or local taxes, the cash available for distribution by either company to its shareholders will be reduced accordingly.

 Tax on built-in gain

   Pursuant to Notice 88-19. 1988-1 C.B. 486, a C corporation that elects to be taxed as a real estate investment trust has to recognize any gain that would have been realized if the C corporation had sold all of its assets for their respective fair market values at the end of its last taxable year before the taxable year in which it qualifies to be taxed as a real estate investment trust and immediately liquidated unless the real estate investment trust elects to be taxed under rules similar to the rules of Section 1374 of the Internal Revenue Code.

   Since ProLogis has made this election, if during the "recognition period," being the 10-year period beginning on the first day of the first taxable year for which ProLogis qualifies as a real estate investment trust, ProLogis recognizes gain on the disposition of any asset held by ProLogis as of the beginning of the recognition period, then, to the extent of the excess of the fair market value of such asset as of the beginning of the recognition period over ProLogis' adjusted basis in such asset as of the beginning of the recognition period, such gain will be subject to tax at the highest regular corporate rate. Because ProLogis acquires many of its properties in fully taxable transactions and presently expects to hold each property beyond the recognition period, it is not anticipated that ProLogis will pay a substantial corporate level tax on its built-in gain.

 Possible legislative or other actions affecting tax consequences

   Prospective shareholders should recognize that the present federal income tax treatment of an investment in ProLogis may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in ProLogis.

 State and local taxes

   ProLogis and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of ProLogis and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the offered securities of ProLogis.

 Foreign taxes

   Frigoscandia S.A., a Luxembourg corporation, Garonor Holdings S.A., a Luxembourg corporation, Kingspark Holding S.A., a Luxembourg corporation, and ProLogis International Incorporated, a Delaware corporation, and each of their subsidiaries and affiliates, may be subject to taxation in various foreign jurisdictions. Each of the parties will pay any such foreign taxes prior to payment of any dividends. Each entity will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that any of these entities is required to pay foreign taxes, the cash available for distribution to its shareholders will be reduced accordingly.

   Each prospective purchaser is advised to consult with his or her tax advisor regarding the specific tax consequences to him or her of the purchase, ownership, and sales of ProLogis common shares, including the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

                              PLAN OF DISTRIBUTION

   ProLogis may sell the offered securities to one or more underwriters for public offering and sale by them or may sell the offered securities to investors directly or through agents, which agents may be affiliated with ProLogis. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to ProLogis' shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying offered securities are not subscribed for, ProLogis may sell such unsubscribed offered securities to third parties directly or through agents and, in addition, whether or not all of the underlying offered securities are subscribed for, ProLogis may concurrently offer additional offered securities to third parties directly or through agents, which agents may be affiliated with ProLogis. Any underwriter or agent involved in the offer and sale of the offered securities will be named in the applicable prospectus supplement.

   The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale or at negotiated prices, any of which may represent a discount from the prevailing market price. ProLogis also may, from time to time, authorize underwriters acting as ProLogis' agents to offer and sell the offered securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of offered securities, underwriters may be deemed to have received compensation from ProLogis in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent. Underwriters may sell offered securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

   Any underwriting compensation paid by ProLogis to underwriters or agents in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933. Underwriters, dealers and agents may be entitled, under agreements entered into with ProLogis, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act of 1933. Any such indemnification agreements will be described in the applicable prospectus supplement.

   If so indicated in the applicable prospectus supplement, ProLogis will authorize dealers acting as ProLogis' agents to solicit offers by institutions to purchase offered securities from ProLogis at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of offered securities sold pursuant to contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of ProLogis. Contracts will not be subject to any conditions except the purchase by an institution of the offered securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and if the offered securities are being sold to underwriters, ProLogis shall have sold to such underwriters the total principal amount of the offered securities less the principal amount of the securities covered by contracts.

   Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for ProLogis and its subsidiaries in the ordinary course of business.

                                    EXPERTS

   The financial statements and related schedules of ProLogis incorporated by reference in this prospectus and in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports. In those reports, Arthur Andersen LLP states that with respect to a subsidiary accounted for under the equity method, its opinion is based on the report of other independent public accountants, namely KPMG. The financial statements and related schedules referred to above have been incorporated by reference in this prospectus and in the registration statement in reliance upon the authority of those firms as experts in accounting and auditing in giving the reports.

   With respect to the unaudited interim financial information for the quarter ended March 31, 1999, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                                 LEGAL MATTERS

   The validity of the offered securities will be passed upon for ProLogis by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has in the past represented and is currently representing ProLogis and some of its affiliates, including Security Capital.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, which will be borne by ProLogis:

      SEC registration fee.......................................... $  139,000
      Printing and duplicating expenses.............................    125,000
      Legal fees and expenses.......................................    200,000
      Blue sky fees and expenses (including legal fees).............     25,000
      Accounting fees and expenses..................................    100,000
      Rating agency fees............................................    225,000
      Trustee and transfer agent fees (including counsel fees)......     50,000
      Miscellaneous expenses........................................    136,000
                                                                     ----------
          Total..................................................... $1,000,000
                                                                     ==========

Item 15. Indemnification of Trustees and Officers.

   Article 4, Section 11, of the Declaration of Trust provides as follows with respect to indemnification of Trustees:

   "The Trust shall indemnify and hold harmless each Trustee from and against all claims and liabilities, whether they proceed to judgment or are settled, to which such Trustee may become subject by reason of his being or having been a Trustee, or by reason of any action alleged to have been taken or omitted by him as Trustee, and shall reimburse him for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including any claim or liability arising under the provisions of federal or state securities laws; provided, however, that no Trustee shall be indemnified or reimbursed under the foregoing provisions in relation to any matter unless it shall have been adjudicated that his action or omission did not constitute willful misfeasance, bad faith or gross negligence in the conduct of his duties, or, unless, in the absence of such an adjudication, the Trust shall have received a written opinion from independent counsel, approved by the Trustees, to the effect that if the matter of willful misfeasance, bad faith or gross negligence in the conduct of duties had been adjudicated, it would have been adjudicated in favor of such Trustee. The Trust, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses incurred by any Trustee in connection with any threatened, pending or completed action, suit or proceeding to which such Trustee is, was or at any time becomes a party or is threatened to be made a party, as a result directly or indirectly, of serving at any time as a Trustee. The rights accruing to a Trustee under these provisions shall not exclude any other right to which he may be lawfully entitled, nor shall anything herein contained restrict the right of the Trust to indemnify or reimburse such Trustee in any proper cause even though not specifically provided for herein."

   Article 9, Section 1 of the Declaration of Trust provides as follows with respect to the limitation of liability of Trustees and officers and indemnification:

   "A Trustee or officer of the Trust shall not be liable for monetary damages to the Trust or its shareholders for any act or omission in the performance of his duties unless:

     (1) The Trustee or officer actually received an improper benefit in money, property or services (in which case, such liability shall be for the amount of the benefit in money, property or services actually received);

     (2) The Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action being adjudicated;

     (3) The Trustee's or officer's action or failure to act constitutes willful misconduct or deliberate recklessness; or

     (4) Such liability to the Trust is specifically imposed upon Trustees or officers by statute."

   Article 9, Section 6 of the Declaration of Trust provides as follows with respect to the indemnification of Trustees and officers:

   "Notwithstanding any other provisions of this Declaration of Trust, the Trust, for the purpose of providing indemnification for its Trustees and officers, shall have the authority, without specific shareholder approval, to enter into insurance or other arrangements, with persons or entities which are not regularly engaged in the business of providing insurance coverage, to indemnify all Trustees and officers of the Trust against any and all liabilities and expenses incurred by them by reason of their being Trustees or officers of the Trust, whether or not the Trust would otherwise have the power under this Declaration of Trust or under Maryland law to indemnify such persons against such liability. Without limiting the power of the Trust to procure or maintain any kind of insurance or other arrangement, the Trust may, for the benefit of persons indemnified by it, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure its indemnity obligation by grant of any security interest or other lien on the assets of the corporation, or (iv) establish a letter of credit, guaranty or surety arrangement. Any such insurance or other arrangement may be procured, maintained or established within the Trust or with any insurer or other person deemed appropriate by the Board of Trustees regardless of whether all or part of the stock or other securities thereof are owned in whole or in part by the Trust. In the absence of fraud, the judgment of the Board of Trustees as to the terms and conditions of insurance or other arrangement and the identity of the insurer or other person participating in any arrangement shall be conclusive, and such insurance or other arrangement shall not be subject to voidability, nor subject the Trustees approving such insurance or other arrangement to liability, on any ground, regardless of whether Trustees participating and approving such insurance or other arrangement shall be beneficiaries thereof."

   ProLogis has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement of all expenses and liabilities of such officer or Trustee, arising out of any lawsuit or claim against such officer or Trustee due to the fact that he was or is serving as an officer or Trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934 or (c) relating to judicially determined criminal violations. In addition, ProLogis has entered into indemnity agreements with each of its Trustees who is not also an officer of ProLogis which provide for indemnification and advancement of expenses to the fullest lawful extent permitted by Maryland law in connection with any pending or completed action, suit or proceeding by reason of serving as a Trustee and ProLogis has established a trust to fund payments under the indemnification agreements.

Item 16. Exhibits.

   See the Exhibit Index which is hereby incorporated herein by reference.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered

    (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, ProLogis has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Aurora, State of Colorado, on June 17, 1999.

                                          ProLogis Trust

                                              /s/ Edward S. Nekritz
                                          By: _________________________________

                                                  Edward S. Nekritz

                                                 Secretary and Senior Vice
                                                      President

                           SPECIAL POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each of ProLogis Trust, a Maryland real estate investment trust, and the undersigned trustees and officers of ProLogis Trust, hereby constitutes and appoints K. Dane Brooksher, M. Gordon Keiser, Jr., Edward F. Long, and Edward S. Nekritz, its or his true and lawful attorneys-in-fact and agents, for it or him and in its or his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this report, and to file each such amendment to this report, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1993, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----


                 *                   Chairman, Chief Executive       June 17, 1999
____________________________________  Officer and Trustee
         K. Dane Brooksher

                 *                   President, Chief Investment     June 17, 1999
____________________________________  Officer and Trustee
        Irving F. Lyons III

                 *                   Chief Financial Officer and     June 17, 1999
____________________________________  Managing Director
         Walter C. Rakowich

                 *                   Vice President (Principal       June 17, 1999
____________________________________  Accounting Officer)
           Shari J. Jones

                 *                   Trustee                         June 17, 1999
____________________________________
         Thomas G. Wattles

                 *                   Trustee                         June 17, 1999
____________________________________
        Stephen L. Feinberg

                 *                   Trustee                         June 17, 1999
____________________________________
          Donald P. Jacobs

             Signature                           Title                    Date
             ---------                           -----                    ----

                 *                   Trustee                         June 17, 1999
____________________________________
          William G. Myers

                 *                   Trustee                         June 17, 1999
____________________________________
           John E. Robson

                 *                   Trustee                         June 17, 1999
____________________________________
         J. Andre Teixeira

                 *                   Trustee                         June 17, 1999
____________________________________
           John S. Moody

                 *                   Trustee                         June 17, 1999
____________________________________
         Kenneth N. Stensby

 /s/ Edward S. Nekritz

*By: _____________________

     Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit                               Description
 -------                               -----------
  3.1    Amended and Restated Declaration of Trust of ProLogis (Incorporated by
         reference to exhibit 4.1 to ProLogis' registration statement No. 33-
         73382)

  3.2    First Certificate of Amendment of Amended and Restated Declaration of
         Trust of ProLogis (Incorporated by reference to exhibit 3.1 to ProLogis' Form 8-K dated June 14, 1994)

  3.3    Second Articles of Amendment of Restated Declaration of Trust of
         ProLogis (Incorporated by reference to exhibit 4.3 to ProLogis'
         Registration Statement No. 33-87306)

  3.4    Articles Supplementary relating to ProLogis' Series A Cumulative
         Redeemable Preferred Shares of Beneficial Interest (Incorporated by reference to exhibit 4.8 to ProLogis' Form 8-A registration statement relating to such shares)

  3.5    First Articles of Amendment to Articles Supplementary relating to
         ProLogis' Series A Cumulative Redeemable Preferred Shares of
         Beneficial Interest (Incorporated by reference to exhibit 10.3 to ProLogis' Form 10-Q for the quarter ended September 30, 1995)

  3.6    Articles Supplementary relating to ProLogis' Series B Cumulative
         Convertible Redeemable Preferred Shares of Beneficial Interest
         (Incorporated by reference to exhibit 4.1 to ProLogis' Form 8-K dated
         February 14, 1996)

  3.7    Articles Supplementary with respect to ProLogis' Series C Cumulative
         Redeemable Preferred Shares of Beneficial Interest (Incorporated by
         reference to exhibit 4.8 to ProLogis' Form 8-A dated November 13,
         1996)

  3.8    Articles Supplementary with respect to ProLogis' Series D Cumulative
         Redeemable Preferred Shares of Beneficial Interest (Incorporated by
         reference to exhibit 4.10 to ProLogis' Form 8-A filed on April 8,
         1998)

  3.9    Form of Articles Supplementary with respect to ProLogis' Series E
         Cumulative Redeemable Preferred Shares of Beneficial Interest
         (Incorporated by reference to exhibit 3.9 to ProLogis' registration statement No. 333-69001)

  3.10   Form of Articles of Merger (Incorporated by reference to exhibit 3.9 to ProLogis' registration statement No. 333-69001)

  3.11   Articles of Amendment of Amended and Restated Declaration of Trust of
         ProLogis Trust (Incorporated by reference to exhibit 3.1 ProLogis'
         Form 10-Q for the quarter ended June 30, 1998)

  3.12   Articles of Supplementary Rights of Series A Junior Participating
         Preferred Shares of ProLogis Trust (Incorporated by reference to
         Exhibit 3.2 to ProLogis' Form 10-Q for the quarter ended June 30,
         1998)

  3.13 Certificate of Amendment of Amended and Restated Declaration of Trust of ProLogis Trust (Incorporated by reference to Exhibit 3.2 to ProLogis' Form 10-Q for the quarter ended June 30, 1998)

  3.14   Restated Bylaws of ProLogis (Incorporated by reference to exhibit 3.1 to ProLogis' Form 8-K/A filed April 16, 1999)

  4.1    Rights Agreement, dated as of December 31, 1993, between ProLogis and
         State Street Bank and Trust Company, as Rights Agent, including form of Rights Certificate (Incorporated by reference to exhibit 4.4 to ProLogis' registration statement No. 33-78080)

  4.2 First Amendment to Rights Amendment, dated as of February 15, 1995, between ProLogis, State Street Bank and Trust Company and The First
         National Bank of Boston, as successor Rights Agent (Incorporated by reference to exhibit 3.1 to ProLogis' Form 10-Q for the quarter ended
         September 30, 1995)

 Exhibit                               Description
 -------                               -----------

  4.3 Second Amendment to Rights Agreement, dated as of June 22, 1995, between ProLogis State Street Bank and Trust Company and The First
         National Bank of Boston (Incorporated by reference to Exhibit 3.1 to
         ProLogis' Form 10-Q for the quarter ended September 30, 1995)

  4.4 Form of share certificate for Common Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.4 to ProLogis' registration statement No. 33-73382)

  4.5    Form of share certificate for Series A Cumulative Redeemable Preferred
         Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.7 to ProLogis' Form 8-A registration statement relating to such shares)

  4.6    8.72% Note due March 1, 2009 (Incorporated by reference to exhibit 4.7 to ProLogis' Form 10-K for the year ended December 31, 1994)

  4.7    Form of share certificate for Series B Cumulative Convertible
         Redeemable Preferred Shares of Beneficial Interest of ProLogis
         (Incorporated by reference to exhibit 4.8 to ProLogis' Form 8-A registration statement relating to such shares)

  4.8    Form of share certificate for Series C Cumulative Redeemable Preferred
         Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.8 to ProLogis' Form 10-K for the year ended December 31,
         1996)

  4.9    Form of share certificate for Series D Cumulative Redeemable Preferred
         Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.21 to ProLogis' registration statement No. 69001)

  4.10   Form of share certificate for Series E Cumulative Redeemable Preferred
         Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.22 to ProLogis' registration statement No. 69001)

  4.11   9.34% Note due March 1, 2015 (Incorporated by reference to exhibit 4.8 to ProLogis' Form 10-K for the year ended December 31, 1994)

  4.12   7.875% Note due May 15, 2009 (Incorporated by reference to exhibit 4.4 to ProLogis' Form 8-K dated May 9, 1995)

  4.13   7.30% Note due May 15, 2001 (Incorporated by reference to exhibit 4.3 to ProLogis' Form 8-K dated May 9, 1995)

  4.14   7.25% Note due May 15, 2000 (Incorporated by reference to exhibit 4.2 to ProLogis' Form 8-K dated May 9, 1995)

  4.15   7.125% Note due May 15, 1998 (Incorporated by reference to exhibit 4.1 to ProLogis' Form 8-K dated May 9, 1995)

  4.16   7.25% Note due May 15, 2002 (Incorporated by reference to exhibit 4.1 to ProLogis' Form 10-Q for the quarter ended June 30, 1996)

  4.17   7.95% Note due May 15, 2008 (Incorporated by reference to exhibit 4.2 to ProLogis' Form 10-Q for the quarter ended June 30, 1996)

  4.18   8.65% Note due May 15, 2016 (Incorporated by reference to exhibit 4.3 to ProLogis' Form 10-Q for the quarter ended June 30, 1996)

  4.19 7.81% Medium-Term Notes, Series A, due February 1, 2015 (Incorporated by reference to exhibit 4.17 to ProLogis' Form 10-K for the year ended
         December 31, 1996)

  4.20   Indenture, dated as of March 1, 1995, between ProLogis and State
         Street Bank and Trust Company, as Trustee (Incorporated by reference to exhibit 4.9 to ProLogis' Form 10-K for the year ended December 31,
         1994)

 Exhibit                               Description
 -------                               -----------

   4.21  Collateral Trust Indenture, dated as of July 22, 1993, between
         Krauss/Schwartz Properties, Ltd. and NationsBank of Virginia, N.A., as
         Trustee (Incorporated by reference to exhibit 4.10 to ProLogis' Form
         10-K for the year ended December 31, 1994)

   4.22  First Supplemental Collateral Trust Indenture, dated as of October 28,
         1994, among ProLogis Limited Partnership-IV, Krauss/Schwartz
         Properties, Ltd., and NationsBank of Virginia, N.A., as Trustee
         (Incorporated by reference to exhibit 10.6 to ProLogis' Form 10-Q for the quarter ended September 30, 1994)

   5.1+ Opinion of Mayer, Brown & Platt as to the validity of the shares being offered

   8.1+  Opinion of Mayer, Brown & Platt as to certain tax matters

    15+  Letter regarding unaudited interim financial information

  23.1   Consent of Arthur Andersen LLP, Chicago, Illinois

  23.2   Consent of KPMG LLP, Stockholm, Sweden

  23.3   Consent of Mayer, Brown & Platt (included in Exhibits 5.1 and 8.1)

  24.1+  Power of Attorney

    25+  Statement of Eligibility of Trustee on Form T-1

--------

  + Previously filed.